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                                                                   Exhibit 10.3


                                AMENDMENT TO THE
                              AMENDED AND RESTATED
                          FACULTATIVE OBLIGATORY QUOTA
                         SHARE RETROCESSIONAL AGREEMENT


         This AMENDMENT TO THE AMENDED AND RESTATED FACULTATIVE OBLIGATORY QUOTA SHARE RETROCESSIONAL AGREEMENT, effective as of November 20, 2002 (this "Amendment"), is made in respect of the Amended and Restated Facultative Obligatory Quota Share Retrocessional Agreement, dated as of October 1, 1997 (and as heretofore and as amended hereby, the "Quota Share Agreement"), between SELECT REINSURANCE LTD., a Bermuda company (the "Reinsurer"), and PXRE REINSURANCE COMPANY, a Connecticut company (the "Company"). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Quota Share Agreement.

                                    RECITALS

         WHEREAS, the parties desire to extend the term of the Quota Share Agreement;

         NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, it is hereby mutually agreed by the parties as follows:

                                    ARTICLE I

                                    AMENDMENT

         The "Termination Date" of December 31, 2002 currently set forth in
Article III of the Quota Share Agreement is hereby deleted and, henceforth, the "Termination Date" shall be December 31, 2005. Notwithstanding the foregoing, for the avoidance of doubt, the Reinsurer hereby acknowledges that, in determining the Quota Share that the Company may offer to cede to the Reinsurer for the Policy Year 2004 and the Policy Year 2005, pursuant to Article II of the Quota Share Agreement, the Company may, in its sole discretion, offer to cede a Quota Share of 0% (zero percent).

                                   ARTICLE II

                                  MISCELLANEOUS

         This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of New York (other than any conflict of law rule which might result in the application of the law of any other jurisdiction).

         This Amendment may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. Except as provided for herein, the terms of the Quota Share Agreement shall remain in effect.


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         This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first written above.


                               PXRE REINSURANCE COMPANY


                               By  /s/ Gerald L. Radke
                                   --------------------------------
                                   Name:       Gerald L. Radke
                                   Title:      Chief Executive Officer




                               SELECT REINSURANCE LTD.


                               By  /s/ Robert P. Myron
                                   ----------------------------------
                                   Name:       Robert P. Myron
                                   Title:      President

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November 20, 2002


Select Reinsurance Ltd.
Victoria Hall
Hamilton, Bermuda


         This letter agreement (this "Agreement") will confirm our agreement with respect to the following matters:

1. In each of the three calendar years from 2003 through 2005, PXRE Reinsurance Company and its affiliates (collectively, "PXRE") will, if consistent with the reasonable business needs of PXRE, use reasonable efforts to offer or introduce to Select Reinsurance Ltd. ("Select Re") reinsurance business with aggregate premiums equal to a minimum of 20% of Select Re's shareholders' equity at $115 million ("Subject Equity"), provided, in each of 2004 and 2005, Subject Equity shall increase by the earnings thereon in the prior calendar year, if any, and, subject to the prior written consent of PXRE, by the amount of any additional capital raised by Select Re. Notwithstanding the foregoing, Select Re and PXRE agree that Select Re shall have the right to accept or reject any risk offered by PXRE and that the minimum undertaking for a particular calendar year shall be appropriately adjusted in the event that during such calendar year Subject Equity is adversely impacted by insurance, investment or other losses.

2. With respect to non-finite reinsurance business ceded from PXRE to Select Re, Select Re shall within forty-five (45) days after the close of each calendar quarter pay to PXRE a ceding commission equal to 15% of gross premiums, less any returns and/or cancellations, ceded to Select Re on all non-finite reinsurance business primarily involving excess property, marine and aerospace risks during such quarter

3. With respect to finite reinsurance business ceded from PXRE to Select Re, Select Re shall pay a ceding commission or a profit commission, or some combination of both to PXRE in respect thereof as PXRE and Select Re may agree on a case by case basis.


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4.       With respect to reinsurance business introduced directly to Select Re by PXRE following a favorable underwriting recommendation by PXRE, or substantially similar risks written by Select Re with the same cedant or an affiliate of such cedant or with others utilizing proprietary information or techniques developed by or for PXRE, Select Re shall within forty-five (45) days after the close of each calendar quarter pay to PXRE with respect to such quarter:

         (a) 15% of gross premiums, less any returns and/or cancellations, received by Select Re on business primarily involving excess property, marine and aerospace risks;

         (b)      20% of Select Re's margin on finite risks; and

         (c) 5% of gross premiums, less any returns and/or cancellations, received by Select Re on other business, including casualty and pro rata property, marine and aerospace risks.

5. With respect to any reinsurance business introduced directly by PXRE or its affiliates and written directly by Select Re without a favorable underwriting recommendation by PXRE or its affiliates, Select Re shall make such payment to PXRE in respect thereof as PXRE and Select Re may agree on a case by case basis.

6. For purposes of this Agreement, the term "reinsurance business" shall mean (i) non-finite reinsurance business of the type written in the ordinary course of business by PXRE; (ii) any finite reinsurance contract if (x) PXRE at the time such contract is offered to Select Re advises Select Re in good faith that in PXRE's judgment such contract should be treated as a reinsurance transaction, and not as a deposit transaction, under United States generally accepted accounting principles; or (y) PXRE at the time such contract is offered to Select Re advises Select Re in good faith that in PXRE's judgment such contract should be treated as a deposit transaction, and not as a reinsurance transaction, under United States generally accepted accounting principles and Select Re agrees to accept the cession of such contract; or (iii) any other contract that the parties may agree in writing to deem "reinsurance business" for purposes of this Agreement.

7.       This Agreement may be terminated:

         (a) by PXRE by notice to Select Re in the event that Select Re's shareholders' equity (calculated under United States generally accepted accounting principles) shall have declined by 50% or more from the amount of such shareholders' equity as at the previous December 31;


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         (b)      by PXRE upon (i) a material breach by Select Re or any of its subsidiaries or affiliates of its obligations under this Agreement or under any reinsurance agreement (or related agreement) between the parties hereto or any of their subsidiaries or affiliates (x) which breach has not been cured within ten (10) days following receipt by Select Re of written notice of such breach or (y) if such breach is not susceptible to cure within such ten (10) day period, steps reasonable designed to cure such breach are not commenced within such period, such steps are not diligently pursued or such breach is not cured within a reasonable period following such written notice of breach, (ii) the conviction of, or plea of nolo contendere by, Select Re or any of its subsidiaries or affiliates or any of their respective directors (other than any designated by PXRE) or executive officers ("Select Re Persons") to a felony or a crime involving moral turpitude, or the entry of a judgment no longer subject to appeal against Select Re or any of its subsidiaries or affiliates or any of the Select Re Persons finding a common law fraud, or other unlawful conduct by Select Re or any of its subsidiaries or affiliates or any of the Select Re Persons that is injurious to the financial condition or reputation of, or is otherwise materially injurious to, PXRE or any of its subsidiaries or affiliates; or (iii) upon a Change in Control. In the event PXRE elects to terminate this agreement under paragraph 6(b)(iii), such termination shall take effect no earlier than three months after notice to Select Re of such election and during the period prior to the effectiveness of the termination, PXRE shall remain obligated, consistent with the reasonable business needs of PXRE, to use reasonable efforts to offer or introduce to Select Re reinsurance business as provided for in paragraph 1 and otherwise in accordance with the terms of this agreement, provided, however, that the minimum percentage of Subject Equity to be offered or introduced during such notice period shall be reduced pro rata to reflect the portion of the calendar year following the effectiveness of the termination; or

         (c) by Select Re upon (i) a material breach by PXRE or any of its subsidiaries or affiliates of its obligations under this Agreement or under any reinsurance agreement (or related agreement) between the parties hereto or any of their subsidiaries or affiliates (x) which breach has not been cured within ten (10) days following receipt by PXRE of written notice of such breach or (y) if such breach is not susceptible to cure within such ten (10) day period, steps reasonably designed to cure such breach are not commenced within such period, such steps are not diligently pursued or such breach is not cured within a reasonable period following such written notice of breach or (ii) the conviction of, or plea of nolo contendere by, PXRE or any of its subsidiaries or affiliates or any of their respective directors or executive officers (the "PXRE Persons") to a felony or crime involving moral turpitude, or the entry of a judgment no longer subject to appeal against PXRE or any of its subsidiaries or affiliates or any of the PXRE Persons finding a common law fraud, or other unlawful conduct by PXRE or any of its subsidiaries or affiliates or any of the PXRE Persons that is injurious to the financial condition or reputation, of or is otherwise materially injurious to, Select Re or any of its subsidiaries or affiliates.


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         (d)      A "Change of Control" shall be deemed to have occurred with respect to PXRE if:

                  i. any "person" (as such term is used in Sections 13(d) and 14(d) of the United States Securities and Exchange Act of 1934) (other than any holder of Series A, Series B or Series C Convertible Voting Preferred Shares of PXRE Group Ltd. ("PXT") by reason of the receipt of share dividends), directly or indirectly, acquires securities of PXT representing 40% or more of the combined voting power of PXT's then outstanding securities with respect to matters presented at PXT's general meetings, other than the election of directors ("Voting Power"); provided, however, that the disposition by an original holder of either Series A, Series B or Series C Convertible Voting Preferred Shares (a "Preferred Shareholder") of such preferred shares (or any securities into which such shares have ultimately been converted) to a person will not constitute a Change of Control under this clause (i) unless (x) such person, immediately following such acquisition from such Preferred Shareholder, holds securities representing at least 50% Voting Power, or (y) such person has acquired securities from more than one Preferred Shareholder in the same or related transactions, and immediately following the last of such transactions, holds securities representing at least 40% Voting Power; provided further, however, if, by reason of the preceding proviso, the acquisition by a person of at least 40% but less than 50% Voting Power does not constitute a Change of Control under this clause (i), a Change of Control will be deemed to occur if such person thereafter becomes holder of at least 50% Voting Power, whether or not pursuant to a related transaction; or

                  ii. the stockholders of PXT approve (A) any merger or consolidation of PXT with any other corporation, other than a merger or consolidation in which PXT is the surviving entity or a merger or consolidation which would result in the holders of the voting securities of PXT outstanding immediately prior thereto holding immediately thereafter securities representing more than 55% of the combined voting power of the voting securities of PXT or such surviving entity outstanding immediately after such merger or consolidation, or (B) any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the assets of PXT.


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                           The party desiring to terminate this Agreement
                           pursuant to clause (a) through (c) above shall give prompt written notice of such termination to the other party. No termination of this Agreement pursuant to clause (a) through (c) above by a party will relieve the other party from any liability for any breach of this Agreement or any such reinsurance agreement (or related agreement) or from the performance of any obligation due with respect to any period preceding such termination.

8. The parties hereby agree that this Agreement amends, restates and replaces in its entirety the letter agreement, dated September 1, 1998, between PXRE Reinsurance Company and Select Re (as amended by the letter agreement dated November 1, 1999).

9. This Agreement shall be governed as to performance, administration and interpretation by the laws of New York, exclusive of the rules with respect to conflicts of law.

If this foregoing correctly reflects our agreement, please sign and return to the undersigned the enclosed copy of this letter.

                                   Sincerely,

                                   /s/ John Modin

                                   John Modin
                                   Senior Vice President and
                                    Chief Financial Officer


Agreed and Accepted:

SELECT REINSURANCE LTD.

By:    /s/ Robert P. Myron
   ----------------------------
Name:  Robert P. Myron
Title:   President
Date: